Exhibit 99

Corn Products International, Inc.

5 Westbrook Corporate Center

Westchester, IL 60154

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:
	Investor:	Dave Prichard, (708) 551-2592
	Media:	Mark Lindley, (708) 551-2602

Corn Products International Reports 2009 First Quarter Results;

Lowers Full-Year Diluted EPS Guidance to a Range of $1.70 to $2.10

WESTCHESTER, Ill., April 28, 2009 – Corn Products International, Inc. (NYSE: CPO), a leading global provider of agriculturally derived ingredients for diversified markets, today reported net income of $17 million, or $0.22 per diluted share, for the first quarter ended March 31, 2009, a 74 percent decline compared with net income of $64 million, or $0.85 per diluted share, last year.

2009 first-quarter results were negatively impacted by higher net corn costs, unfavorable foreign currency translations and softer volumes.  The estimated negative earnings per share impact from lower co-product prices was $0.28, price/product mix was $0.14, foreign currency values was $0.10, volume changes were $0.07, and higher net financing costs was $0.04.

Net sales of $831 million in the first quarter of 2009 decreased 11 percent versus $931 million in the prior-year period.  The three contributors to changes in net sales in the first quarter were improved price/product mix of $68 million, a negative $103 million from foreign currency translations and a negative $65 million from lower volumes.

Gross profit of $93 million in the first quarter of 2009 fell 46 percent versus $173 million a year ago.  The gross margin of 11.2 percent compared with 18.6 percent last year.  Successful sweetener and starch product pricing actions across all three regions were not enough to offset negative co-product prices, foreign currency translations and weaker volumes.  Gross corn costs per ton increased 12 percent, while net corn costs per ton increased 38 percent resulting primarily from lower corn oil prices.  Energy costs were basically unchanged versus a year ago.

Operating expenses of $55 million in the first quarter of 2009 compared favorably with $68 million a year ago.  Operating expenses as a percentage of net sales in the first quarter were 6.6 percent versus 7.3 percent last year.

Operating income of $39 million in the first quarter of 2009 decreased 63 percent versus $107 million a year earlier.

Net financing costs in the first quarter of 2009 were $11 million versus $7 million last year due to higher net interest expense and an unfavorable foreign currency swing, each approximately $2 million.  The first-quarter effective tax rate of 33.8 percent was essentially unchanged compared with 33.5 percent last year.

“The issues we outlined during our 2008 year-end call in early February were clearly present in our first quarter results, and had a greater impact than we had estimated,” said Sam Scott, chairman, president and chief executive officer.  “We expect the second half to be stronger than the first half primarily due to lower net corn costs.  Additionally, we have taken steps to control operating and administrative expenses across the entire Company.”

Regional Business Segment Performance

Regional results for the quarter ended March 31, 2009 were as follows:

North America

Net sales of $531 million decreased slightly versus $537 million in 2008.  Improved price/product mix of $46 million was more than offset by unfavorable volumes of $31 million and foreign currency translations of $21 million.  Operating income of $20 million fell 73 percent from $75 million last year due primarily to higher net corn costs and lower volumes.  Gross corn costs per ton increased 39 percent versus last year, while net corn costs per ton increased 100 percent, reflecting the dramatic decline in the price of co-products.  For example, the Midwest spot price for corn oil as reported in The Wall Street Journal dropped 62 percent year-over-year.

South America

Net sales of $215 million declined 21 percent compared with $272 million a year ago primarily due to the impact of unfavorable foreign currency translations of $56 million.  The impact of lower volumes amounted to $10 million.  Price/product mix was favorable at $8 million.  Operating income declined 14 percent to $28 million compared with $32 million in the prior year.  Net corn costs were favorable versus last year, helping to mitigate the impact from weaker currencies and reduced volumes on operating income.

Asia/Africa

Net sales of $85 million fell 30 percent versus $122 million last year.  Improved price/product mix of $13 million was insufficient to offset the significantly unfavorable impact of foreign currency translations of $26 million and volumes of $24 million.  Gross corn costs per ton decreased 4 percent and net corn costs increased 5 percent.  Operating income of $2 million compared with $13 million a year ago.  The decline is due in large part to the South Korean business, which is still working through high-priced corn and a 48 percent year-over-year devaluation of the Korean won.

Balance Sheet and Cash Flow

The Company maintained a healthy balance sheet and solid liquidity as of March 31, 2009.  At the end of the first quarter, total debt and cash and cash equivalents were $821 million and $91 million, respectively, versus $866 million and $107 million at year-end 2008.

Cash provided by operating activities for the first quarter of 2009 was $78 million compared with $116 million in the prior year.  Changes in working capital in the first quarter of 2009 consisted of $82 million from a decrease in margin accounts related to corn futures contracts associated with firm-price business, partially offset by a $65 million increase in other trade working capital.  The increase in other trade working capital included a decrease in accounts payable and accrued liabilities of $80 million and an increase in accounts receivable and prepaid items of $3 million, partially offset by a decrease in inventories of $18 million.

Capital expenditures in the first quarter of 2009 were $36 million.  Cash used for financing activities included debt repayment of $41 million and $3 million for the repurchase of 157,508 shares of the Company’s common stock at an average price of $19.01 per share.

2009 Outlook

“We are lowering our 2009 diluted earnings per share guidance to a range of $1.70 to $2.10 from the previous range of $2.10 to $2.60,” Scott said.  “We are reducing our earnings guidance based upon the lower-than-expected first quarter results and a change in outlook for our North and South American businesses.  We now anticipate lower volumes in North America due to the economic environment and a slightly longer than anticipated rebound in pricing in Brazil to offset the currency and volume impact.  We expect the second half of 2009 to be stronger than the first half.

“For full-year 2009, we expect year-over-year results to be negatively impacted by reduced co-product credits, primarily in North America and largely from corn oil; major currency devaluations in virtually all of our international businesses; and generally lower demand due to the global economic conditions.

“While the global economy is adversely affecting our earnings this year, we continue to have a major strategic advantage in this difficult environment, which is our very healthy balance sheet and solid liquidity,” Scott said.  “We are operating from a position of strength and flexibility.  Our continuing expectation for significant cash flow from operations of $425 million to $525 million in 2009 gives us ample options and maneuverability as we work through and adjust for the global recession.”

The Company expects to hold capital expenditures to between $125 million and $150 million for full-year 2009, with much of the capital spending this year representing projects continued from 2008.

“Four areas, in particular, are key to our performance level this year,” Scott said.  “They are staying close to our customers, keeping a watchful eye on our cost structure, maintaining our strong balance sheet and solid liquidity, and executing flawlessly.

“Our emphasis remains on creating shareholder value over the long term, and we believe we have the right strategy, markets and products in place to perform well in the years ahead.”

Conference Call and Webcast

Corn Products International will conduct a conference call today at 8:30 a.m. Eastern Time (7:30 a.m. Central Time) to be hosted by Sam Scott, chairman, president and chief executive officer, and Cheryl Beebe, vice president and chief financial officer.

The call will be broadcast in a real-time webcast.  The broadcast will consist of the call and a visual presentation accessible through the Corn Products International web site at www.cornproducts.com.  The “listen-and-view-only” presentation will be available to download approximately 60 minutes prior to the start of the call.  A replay of the webcast will be available at www.cornproducts.com.

Individuals without Internet access may listen to the live conference call by dialing 719.325.4929.  A replay of the audio call will be available through Friday, May 8 by calling 719.457.0820 and using passcode 8128547.

About the Company

Corn Products International is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company, headquartered in Westchester, Ill., is a leading worldwide producer of dextrose and a major regional producer of starch, high fructose corn syrup and glucose. In 2008, Corn Products International reported record net sales and diluted earnings per share of $3.94 billion and $3.52, respectively, with operations in 15 countries at 34 plants, including wholly owned businesses, affiliates and alliances. For more information, visit www.cornproducts.com.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.  These statements include, among other things, any predictions regarding the Company’s prospects or future financial condition, earnings, revenues, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing.  These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast” or other similar expressions or the negative thereof.  All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.”  These statements are based on current expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control.   Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct.  Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of the current global economic recession and its impact on our sales volumes and pricing of our products, our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil;  fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; continued volatility and further deterioration of the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and/or sell our products; future financial performance of major industries which we serve, including, without limitation, the food and beverage, pharmaceuticals, paper, corrugated, textile and brewing industries; energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas, tariffs, duties, taxes and income tax rates; operating difficulties; boiler reliability; our ability to effectively integrate acquired businesses; labor disputes; genetic and biotechnology issues; changing consumption preferences and trends; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism.  Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments.  If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections.  For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2008 and subsequent reports on Forms 10-Q or 8-K.  This news release also may contain references to the Company’s long term objectives and goals or targets with respect to certain metrics.  These objectives, goals and targets are used as a motivational and management tool and are indicative of the Company’s long term aspirations only, and they are not intended to constitute, nor should they be interpreted as, an estimate, projection, forecast or prediction of the Company’s future performance.

# # #

Corn Products International, Inc. (“CPI”)

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except per share amounts)

	Three Months Ended March 31,		Change
	2009	2008	%
Net sales before shipping and handling costs	$880.8	$991.0	(11)%
Less: shipping and handling costs	49.7	60.1	(17)%
Net sales	$831.1	$930.9	(11)%
Cost of sales	738.1	757.7	(3)%
Gross profit	$93.0	$173.2	(46)%

Operating expenses	54.7	67.5	(19)%
Other income, net	0.8	1.0	(20)%
Operating income	$39.1	$106.7	(63)%
Financing costs, net	11.3	7.3	55%
Income before income taxes	$27.8	$99.4	(72)%
Provision for income taxes	9.4	33.3
Net income	$18.4	$66.1	(72)%
Less: Net income attributable to non-controlling interests (a)	1.6	1.8	(11)%
Net income attributable to CPI	$16.8	$64.3	(74)%

Earnings per Common Share Attributable to CPI Common Shareholders:

Weighted average common shares outstanding:
Basic	74.8	74.1
Diluted	75.4	75.6

Earnings per common share of CPI:
Basic	$0.22	$0.87	(75)%
Diluted	$0.22	$0.85	(74)%

(a) On January 1, 2009, CPI adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements-an Amendment of ARB No. 51” which, among other things, requires that minority interests be re-named non-controlling interests and that a company present a consolidated net income measure that includes the amount attributable to such non-controlling interests for all periods presented.

Corn Products International, Inc. (“CPI”)

Condensed Consolidated Balance Sheets

(In millions, except share and per share amounts)	March 31, 2009	December 31, 2008
	(Unaudited)

Assets
Current assets
Cash and cash equivalents	$91	$107
Accounts receivable — net	534	627
Inventories	426	454
Prepaid expenses	16	10
Deferred income taxes	93	99
Total current assets	1,160	1,297

Property, plant and equipment — net	1,424	1,447
Goodwill and other intangible assets	344	359
Deferred income taxes	3	4
Investments	7	7
Other assets	85	93
Total assets	$3,023	$3,207

Liabilities and equity
Current liabilities
Short-term borrowings and current portion of long-term debt	156	206
Accounts payable and accrued liabilities	545	653
Total current liabilities	701	859

Non-current liabilities	153	152
Long-term debt	665	660
Deferred income taxes	101	105
Redeemable common stock (500,000 shares issued and outstanding at at March 31, 2009 and December 31, 2008) stated at redemption value	10	14
Share-based payments subject to redemption	6	11

Equity
CPI shareholders’ equity:
Preferred stock — authorized 25,000,000 shares-
$0.01 par value, none issued	—	—
Common stock — authorized 200,000,000 shares-
$0.01 par value — 74,819,774 shares issued at March 31, 2009 and December 31, 2008	1	1
Additional paid-in capital	1,088	1,086
Less: Treasury stock (common stock; 738,133 and 776,606 shares at
March 31, 2009 and December 31, 2008, respectively) at cost	(25)	(29)
Accumulated other comprehensive loss	(625)	(594)
Retained earnings	927	920
Total CPI shareholders’ equity	1,366	1,384
Non-controlling interests (a)	21	22
Total equity	1,387	1,406

Total liabilities and equity	$3,023	$3,207

(a) On January 1, 2009, CPI adopted Statement of Financial Accounting Standards No. 160, "Noncontrolling Interests in Consolidated Financial Statements-an Amendment of ARB No. 51” which, among other things, requires that minority interests be re-named non-controlling interests and that a company present such non-controlling interests as equity for all periods presented.

Corn Products International, Inc. (“CPI”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Three Months Ended March 31,
(In millions)	2009	2008

Cash provided by operating activities:
Net income attributable to CPI	$17	$64
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	30	32
Decrease in margin accounts	82	41
Increase in other trade working capital	(65)	(33)
Other	14	12
Cash provided by operating activities	78	116

Cash used for investing activities:
Capital expenditures, net of proceeds on disposals	(36)	(48)
Cash used for investing activities	(36)	(48)

Cash used for financing activities:
Payments on debt, net	(41)	(45)
Issuances (repurchases) of common stock, net	(3)	1
Dividends paid (including to non-controlling shareholders)	(12)	(10)
Cash used for financing activities	(56)	(54)

Effect of foreign exchange rate changes on cash	(2)	1
Increase (decrease) in cash and cash equivalents	(16)	15
Cash and cash equivalents, beginning of period	107	175
Cash and cash equivalents, end of period	$91	$190

Corn Products International, Inc. (“CPI”)

Supplemental Financial Information

(Unaudited)

(In millions, except per share amounts)

I.  Geographic Information of Net Sales and Operating Income

	Three Months Ended March 31,		Change
	2009	2008	%
Net Sales
North America	$531.3	$536.9	(1)%
South America	214.4	272.1	(21)%
Asia/Africa	85.4	121.9	(30)%
Total	$831.1	$930.9	(11)%

Operating Income
North America	$20.3	$75.3	(73)%
South America	27.7	32.2	(14)%
Asia/Africa	1.8	12.9	(86)%
Corporate	(10.7)	(13.7)	(22)%
Total	$39.1	$106.7	(63)%

II.  Capital expenditures

Capital expenditures, net of proceeds on disposals, for the quarters ended March 31, 2009 and 2008, were $36 million and $48 million, respectively. Capital expenditures for the full year 2009 are anticipated to be in the range of $125 million to $150 million.

III.  Non-GAAP Information

The Company uses certain key metrics to better monitor our progress towards achieving our strategic business objectives.  Among these metrics is the Total Debt to Capitalization Percentage, which is not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”).  Management believes that this non-GAAP information provides investors with a meaningful presentation of useful information on a basis consistent with the way in which management monitors and evaluates the Company’s operating performance.  The information presented should not be considered in isolation and should not be used as a substitute for our financial results calculated under GAAP.  In addition, these non-GAAP amounts are susceptible to varying interpretations and calculations, and the amounts presented below may not be comparable to similarly titled measures of other companies.  Our calculations of the Total Debt to Capitalization Percentage at March 31, 2009 and December 31, 2008 are as follows:

Total Debt to Capitalization Percentage

	March 31,	December 31,
(Dollars in millions)	2009	2008

Short-term debt	$156	$206
Long-term debt	665	660
Total debt (a)	$821	$866

Deferred income tax liabilities	101	105
Redeemable common stock	10	14
Share-based payments subject to redemption	6	11
Total equity	1,387	1,406
Total capital	$1,504	$1,536

Total debt and capital (b)	$2,325	$2,402

Debt to capitalization percentage (a/b)	35.3%	36.1%